Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

August 10, 2016

Dear Fellow SIRE Investors:

The Board of Directors of Southwest Iowa Renewable Energy, LLC declared a distribution of $250 per unit to  members of record as of July 15, 2016, totaling approximately $3,331,750 (see July 21, 2016 press release posted at www.sireethanol.com). Enclosed please find your check representing $250 times the number of units you owned as of July 15, 2016.

At the February 12, 2016 Annual Member Meeting we announced we were deferring any decision on a distribution to members for 2015 until we saw margins improve and the environment for the ethanol industry in 2016 become more stable.

Based on our evaluation through our third fiscal quarter ending June 30, 2016, we see improved margins and a more stable environment for the rest of Fiscal 2016. We also continue to make good progress on reducing our debt and meeting bank covenants, while also making plant efficiency improvements. Based on these factors, the SIRE Board of Directors declared this distribution.  This amount represents approximately 33% of your approximately $750 taxable income per unit as reported on your 2015 K-1.

As you may have read in our recent quarter end press release, dated August 3, 2016 we have seen continued improvement in margins, debt payments and plant operations through our third fiscal 2016 quarter.

I want to thank all of you for your continued support of Southwest Iowa Renewable Energy, LLC. As always, feel free to contact us if you have any questions, you can reach Brian Cahill, CEO, at 712-352-5002 or Brett Frevert, CFO, at 712-352-5005.

Sincerely,
Karol King
Chairman of the Board
(ls)

Enclosure

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